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Exhibit 10.15

AGREEMENT

        This Agreement is entered into by and among Availent Financial, Inc. ("Company") and Patrick A. McGeeney ("P. McGeeney") and Michele Krajicek McGeeney ("M. McGeeney") (the "McGeeneys") as follows:

R E C I T A L S

        WHEREAS, P. McGeeney is an organizing shareholder, Director and President of the Company and P. McGeeney, M. McGeeney and/or the McGeeneys have made various loans to the Company, the proceeds of which were used by the Company as working capital to assist in sustaining its growth in consideration for which the Company has issued to one or both the McGeeneys, shares of stock, common stock warrants and/or promissory notes reflecting the Company's obligations with regard to such loans; and,

        WHEREAS, in addition to loans to the Company, the McGeeneys have made assets available as collateral for loans made to the Company by Bergstrom Financial Management, L.L.C. ("Bergstrom") in consideration for which the Company has issued to one or both the McGeeneys shares of stock, common stock warrants and/or promissory notes reflecting the Company's obligations with regard to such loans; and,

        WHEREAS, the Company is in need of significant additional working capital and funds with which to obtain certified audited financial statements, complete the steps necessary to become listed on the Over The Counter ("O.T.C.") Bulletin Board and complete the SB-2 Registration of certain of the Company's shares of Common Stock with the U.S. Securities And Exchange Commission ("S.E.C.") to enable the Company's shares of common stock to be sold in the public markets; and,

        WHEREAS, the Company's ability to raise additional funding from debt or equity investments is dependent upon the Company improving the Company's debt to equity ratios and reducing the Company's liabilities;

        Now, therefore, in consideration of the agreements, commitments, convenants and considerations hereinafter set forth the parties hereto agree as follows:

  1.
  Issuance of Common Stock in Payment of M. McGeeney's Notes Receivable. In payment of two Promissory Notes in the total principal sum of Six Hundred Fifteen Thousand and No/100 Dollars ($615,000), the McGeeneys agree to accept, and the Company agrees to issue to M. McGeeney, the sum of 615,000 shares of the Common Stock of the Company reflected by Certificate No. 40017. Such shares shall contain "piggy back registration rights" that will enable the holder of such shares to cause the shares to be registered with shares registered in any registration filed with the U.S. Securities and Exchange Commission ("S.E.C.") following the anticipated SB-2 Registration. Such "piggy back registration rights" shall be in addition to the piggy back registration rights granted to M. McGeeney as the holder of the shares of the Company Common Stock consisting of 374,433 shares previously issued to M. McGeeney and reflected by Share Certificate No. 3003.

  2.
  Release Of Ownership Of Assets:

  (a)
  As of the date hereof, the parties hereto have also entered into an agreement with Bergstrom whereby the McGeeneys have agreed to allow Bergstrom, as Assignee of a Collateral Assignment from M. McGeeney issued to Bergstrom pursuant to a Limited Guaranty in Bergstrom's favor, to make demand of Sun America to pay all the proceeds currently available in the collateral assigned to Bergstrom by the Collateral Assignment, Sun America, Sun America Annuity Contract No. P15A1021155 ("Annuity"). Bergstrom has agreed to apply the proceeds of the Annuity in liquidation of all principal, interest and expenses related to a Promissory Note in the original principal amount of $500,000 originally dated February 26, 2002 delivered by the Company as Maker and accepted by Bergstrom as Payee the payment of which was also personally guaranteed by P. McGeeney; and,

    (b)
    In addition to the McGeeneys' agreement to release one or both their ownership interests in the Annuity, the McGeeneys have also agreed as a provision of the agreement of even date herewith among the McGeeneys, the Company and Bergstrom, that a Second Lien Mortgage of which Bergstrom is the beneficiary against real property owned by the McGeeneys located at 320 Kearney Avenue, Santa Fe, New Mexico 87501 ("New Mexico Property") which was given to secure a Promissory Note in the original principal amount of $780,000 dated December 27, 2002 delivered by the Company as Maker and accepted by Bergstrom as Payee may be transferred to the Company at such time as the Company causes such Note and another Note in the original principal amount of $75,000 delivered by the Company to Bergstrom and accepted by Bergstrom, ($855,000 Notes). The McGeeneys have also agreed that, at the time the Second Lien Mortgage on the Property is transferred to the Company, the McGeeneys will transfer title and ownership of the Property to the Company, subject to the McGeeneys right to the use of the New Mexico Property while owned by the Company and the Company's agreement to pay the mortgage payments, ad valorem taxes and maintenance expenses associated with ownership of the Property and subject to the McGeeneys' option and subsequent right of first refusal to purchase the Property in accordance with the provisions of Exhibit "A" attached hereto and incorporated herein for all purposes and subject to the McGeeneys' exclusive right to the use of the New Mexico Property during the period covered by the option to purchase the New Mexico Property, and, if the option to purchase is not exercised, during the period of the existence of the right of first refusal, or until the McGeeney's are required to exercise such right and fail to do so or the period expires, whichever should first occur.

  3.
  Consideration. In consideration for the foregoing agreements and commitments set forth above in Paragraph 2 and the release and waiver of certain claims and subrogation rights set forth in Paragraph 4 below, the Company agrees to issue to M. McGeeney three separate certificates representing shares of the Company's Common Stock ("stock") one certificate, Certificate No. 40019 representing 500,000 shares Stock, and the other certificate, Certificate No. 40018 representing another 500,000 shares of Stock, and another 345,000 shares of company common stock, Certificate No. 40021, for a total of 1,345,000 shares of stock. The 500,000 shares of Stock represented by Certificate No. 40019 shall have "piggy back" registration rights to be included in any subsequent registration of shares of Stock following the filing of the SB-2 Registration.

  4.
  Release Of Claims And Subrogation Rights. Other than the claims and benefits arising out of the terms of this Agreement or the Agreement entered into of even date herewith among the parties hereto and Bertsgrom, the McGeeneys hereby release Availent Financial, Inc. [or, as the case may be, Availent Mortgage, Inc. or one of the partnerships] (hereinafter collectively referred to as "Availent"), A Public Relations Company, Inc. Consolidated American Energy Resources, Inc. Consolidated American Financial Services Group, Inc., Meadow Holdings corp., SOS Resources Services, Inc., Apollo Capital Group, Inc. Zeus Capital Group, Inc. George Malina, David Malina, Salvatore Russo, Darren Cioffi and Craig Medoff (hereinafter collectively referred to as the "Consultants") hereby forever fully acquits, releases, and discharges Availent and the Consultants' and Availent's and the Consultants' officers, directors, shareholders, employees, agents, attorneys, assigns, insurers, successors, predecessors, parents, affiliates, and subsidiaries, from any and all past, present and future rights, claims, demands, causes of action, losses, damages, and expenses, whether based on tort, contract, statute or equity, that arise out of or that are directly or indirectly related to the undersigned's employment by Availent and Consultants. This release expressly includes, but is not limited to, all claims for recovery of costs and attorneys' fees or other expenses incurred by the undersigned in connection with the claims, if any, that could have been asserted against Availent but for this release. This release is and shall be binding on the undersigned as well as the undersigned's heirs and assigns the Company, its subsidiaries and affiliates, officers, directors, consultants and representatives from any and all liabilities of any nature whatsoever, whether in contract or in tort, specifically including any claims arising under employment agreements, stock warrants, promissory notes and/or indemnification agreements and agree to waive and by their signatures below do hereby waiver any and all claims of subrogation to which they might be entitled, for become entitled in the future, as a result of their release and conveyance of any interest they may have in and to the Annuity and their conveyance of ownership and title to the New Mexico Property.

  5.
  Notices. Any notice, statement, or other communication that is required or that may be given under the terms of this Escrow Agreement shall be in writing and shall be sufficient in all respects in properly addressed and delivered personally or by United States certified mail, postage prepaid, as follows:

      A. If to P. McGeeney

      Mr. Patrick A. McGeeney
      2200 Allen Street
      Dallas, Texas 75204

      B. If to M. McGeeney:

      Ms. Michele Krajicek McGeeney
      2200 Allen Street
      Dallas, Texas 75204

      C. If to Availent:

      Mr. Patrick A. McGeeney
      President
      And Michael L. Banes, Director
      Availent Financial, Inc.
      2720 Stemmons
      Suite 600
      Dallas, Texas 75207

  6.
  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and/or affiliates.

  7.
  Arbitration; Venue; Jurisdiction. The parties acknowledge and agree that this Agreement is being entered into in Dallas County, Texas and that venue over any disputes shall be in Dallas County, Texas and that the laws of the State of Texas shall apply to the construction, interpretation, and/or application of this Agreement. The parties agree that any disputes that may arise concerning the construction, interpretation or application of this Agreement which cannot be amicably resovled between the parties shall be resolved through mandatory arbitration conducted by three arbitrators in accordance with the rules and pursuant to the administration of the American Arbitration Association. Such arbitration shall be conducted in Dallas County, Texas and shall be final and binding upon the parties. Any party seeking to reduce an award to a final [missing data]

  8.
  Ratification; Priority; Verbal Agreements. To the extent any of the foregoing provisions are addressed in any prior agreements, and are not inconsistent with such provisions, such provisions are hereby ratified and confirmed; however, to the extent the provisions of the Agreement are in conflict with any prior agreements, whether written or verbal, the provisions of this Agreement shall control. Additionally, no verbal representations or agreements made or entered into prior to the date of this agreement or simultaneously herewith shall be enforceable and any amendments hereto shall be enforceable only if entered into in writing and signed by the party to be charged.

    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors, subsidiaries, affiliates, and assigns.

    Signed as of the 16th day of May, 2003.

COMPANY:
AVAILENT FINANCIAL, INC. A Texas Corporation
By:	/s/ MICHAEL L. BANES
Name: Michael L. Banes Its: Director on Board of Directors
THE McGEENEYS:
/s/ MICHELE KRAJICEK MCGEENEY MICHELE KRAJICEK McGEENEY
/s/ PATRICK A. MCGEENEY PATRICK A. MCGEENEY

EXHIBIT "A"
OPTION TO PURCHASE-RIGHT OF FIRST REFUSAL

        The option to repurchase the New Mexico Property" ("Property") which shall be held by the McGeeneys from the date the McGeeneys convey the New Mexico Property to Availent as set forth in the Agreement to which this exhibit is attached, shall include the following provision:

  1.
  Option Term: Right of First Refusal.    The option term shall commence on the date of the conveyance of the Property from the McGeeneys to Availent and continue for a period of 90 days following such date. In the event the option is not exercised prior to the expiration of the option period, the McGeeneys shall have a right of first refusal for a period commencing upon the expiration of the option period and continuing for a period for a period of ten (10) immediately succeeding months thereafter ("Term Of Right Of First Refusal").

  2.
  Option Price.    The Option Price shall be an amount equivalent to the amount paid by Availent to Bergstrom to discharge Availent's obligations pursuant to the $855,000 Notes held by Bergstrom. McGeeney will be allowed to transfer Availent Financial common stock to pay for the option price at 60% of the Fair Market price. The Fair Market price is defined as the closing bid price as reported on the previous trading day of the OTC Bulletin Board. A minimum cash payment of $150,000 must be made with the balance being paid in common stock in accordance with the formula shown above in this section.

  3.
  Manner of Exercise Of Option To Purchase.    The McGeeneys shall exercise the option to purchase the Property by providing written notice to Availent ("Notice Of Exercise Of Option") of their election to do so, which notice shall be delivered in the same manner as described in Paragraph 5 of this agreement. Such Notice Of Exercise of Option shall be provided to Availent by the McGeeneys on or before the last date of the term of this option and shall contain information, not only setting forth the McGeeneys' election to exercise this option, but shall also set forth the date, time and place of the closing of the purchase of the Property, which date shall be a date no later than forty-five (45) days from the date of the Notice Of Exercise Of Option.

  4.
  Manner Of Exercise Of Right Of First Refusal.    In the event the McGeeneys do not exercise their option to purchase the property during the option term and become entitled to a right of first refusal for a period covering nine (9) months immediately succeeding the term of the option to purchase, if during such Term Of Right Of First Refusal Availent receives a written offer to purchase the Property from a third party, as a condition of accepting such offer, Availent shall be obligated to proved the McGeeneys written notice of all the terms and conditions of the offer and the McGeeneys shall have a period of thirty (30) days within which to submit a written offer to purchase the Property from Availent upon terms equal to or better than the terms of the offer submited to Availent by the third party. In the event the McGeeneys do not elect to exercise their right of first refusal within such thirty (30) day period, the right of first refusal shall terminate as to such third party offer, and Availent shall be free and clear to enter into a contract with such third party free and clear of the right of first refusal and to close the transaction upon the terms offered by the third party. However, in the event the third party offer does not result in a closing of the transaction, upon termination of any contractual obligation to the third party, if such termination occurs prior to the expiration of the Term Of Right Of First Refusal, prior to the acceptance of any additional third party offers, Availent shall comply with the terms of the McGeeney's right of first refusal as described herein.

  5.
  Closing.    In the event the McGeeneys exercise their option to Purchase the Property the closing shall occur at the date, time and place designated by the McGeeneys in the Notice Of Exercise Of Option, or such other date, time or place as the parties may mutually agree through an agreement in writing signed by the parties. At the closing, Availent shall deliver to the McGeeneys a Deed to the Property containing only those exceptions to the title as are contained in the title to the Property when the Property is conveyed by the McGeeneys to Availent with the exception of the ad valorem taxes not then due and owing. The McGeeneys shall deliver to Availent the Option Price as set forth above through payment by cashier's check or other immediately available funds in U.S. currency or such other medium of consideration as the parties may mutually agree.

            In the event the McGeeneys exercise their right to purchase the property pursuant to their right of first refusal during the Term Of Right Of First Refusal the closing shall be upon such terms and conditions and shall be at the time and place designated in the third party offer.

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  Exhibit 10.15